EXHIBIT 10.54

TIME WARNER INC.

ONE TIME WARNER CENTER

NEW YORK, NEW YORK 10019

December 3, 2013

Via Hand Delivery

John Martin

One Time Warner Center

New York, New York 10019

Dear John:

Reference is made to your Employment Agreement effective January 1, 2008 as amended on December 1, 2008, January 1, 2010 and January 1, 2011 respectively (the “Employment Agreement”) with Time Warner Inc. (the “Company”). Capitalized terms used herein but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given such terms in the Employment Agreement. You and the Company have agreed that you will resign your position as Chief Financial and Administrative Officer (“CFAO”) effective at the end of the day on December 31, 2013 in connection with your appointment as Chief Executive Officer of Turner Broadcasting System, Inc. This Letter Agreement sets forth the understandings between the Company and you concerning the termination of your employment as CFAO of the Company, transfer of employment to a wholly owned subsidiary of Time Warner and your entitlements under the Employment Agreement as you transition to your new position.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1.          From the Date of this Letter Agreement through December 31, 2013, you will continue to serve as CFAO and perform your duties, as outlined in your Employment Agreement. At the end of December 31, 2013, you will resign your position with the Company. Through December 31, 2013, your Base Salary pursuant to Section 3.1 of the Employment Agreement will continue to paid on the Company’s regular payroll cycles. Your Bonus for 2013 will be determined by the Compensation and Human Development Committee based on the target amounts set forth in the Employment Agreement and will be paid by the Company at the time set forth in the Employment Agreement. You will coordinate with the Company regarding the officer and director positions you currently hold with the Company’s subsidiaries other than Turner Broadcasting System, Inc. (“Turner”) and subsidiaries of Turner (collectively, the “Non-Turner Subsidiaries”) such that you agree that you will resign at the time(s) requested as successor(s) are identified and elected to such subsidiary positions, with the understanding that the appointment of successors in the Non-Turner Subsidiary positions will be completed by

December 31, 2013. To the extent action has not been taken to elect a successor to an officer or director position at a Non-Turner Subsidiary as of such date, you shall be deemed to have resigned from the position effective December 31, 2013.

2.          The terms of performance stock awards (“PSUs”) and restricted stock units (“RSUs”) granted to you by the Company that are outstanding at December 31, 2013 will continue to be governed by the terms and provisions of the applicable PSU and RSU award agreements.

3.          Except as expressly amended by this Letter Agreement, the Employment Agreement between you and Time Warner Inc. remains in full force and effect.

4.          This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.          This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

6.          This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Employment Agreement to the contrary, (i) if at the Effective Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or under the Employment Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder or under the Employment Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement or under the Employment Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or under the Employment Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 10; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,
TIME WARNER INC.

By:	/s/ James Cummings
Name: James Cummings
Title: Senior Vice President

Agreed and Accepted:
/s/ John Martin
John Martin
Date:	December 4, 2013